withum
AUDIT TAX ADVISORY

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 22 under the Securities Act of 1933 and Amendment No. 23 under the Investment Company Act of 1940 to the Registration Statement on Form N-1A of The MP 63 Fund, Inc. of our report dated April 24, 2018 relating to the financial statements and financial highlights included in the February 28, 2018 Annual Report to Shareholders.

We also consent to the references to our firm under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

WithumSmith+Brown, PC

Boston, MA
June 27, 2018